Fidelity National Information Services, Inc.
Capco New Revenue Incentive Program for Executive Officers
Set forth below is a description of the terms of the Capco new revenue incentive program (the “Executive Officer New Revenue Incentive Program”) of Fidelity National Information Services, Inc. (the “Company”) for executive officers. The purpose of the Executive Officer New Revenue Incentive Program is to incentivize Participants (as defined herein) to help the Company achieve new revenue goals described herein related to the acquisition by the Company of Grove Holdings 2 S.àR.L. (“Grove Holdings 2”).

1.
Establishment of the Executive Officer New Revenue Incentive Program. The Executive Officer New Revenue Incentive Program is established under the Company's 2008 Omnibus Incentive Plan, as such plan may be amended from time to time (the “Plan”). Awards under the Executive Officer New Revenue Incentive Program shall be “Other Awards” for purposes of the Plan. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

2.
Eligibility. The participants (each, a “Participant”) in the Executive Officer New Revenue Incentive Program will be limited to employees who are executive officers, and will include (a) employees of Grove Holdings 2 or its Subsidiaries (Grove Holdings 2, together with its Subsidiaries, the “Capco Group”) or managers providing services to any member of the Capco Group pursuant to a management services agreement (“service providers”) who are selected by the Chief Executive Officer of The Capital Markets Company NV and the Chief Executive Officer of the Company (together, the “New Revenue Incentive Program Committee”), and (b) employees of the Company and its Subsidiaries other than any member of the Capco Group (the “FIS Group”) who are selected by the Chief Executive Officer of the Company (or, if such employee is among the Participants selected to receive an allocation described in Section 3(c) below, by the New Revenue Incentive Program Committee), subject, in each case, to the approval of the compensation committee of the Board (the “Committee”).

3.
Awards. Participants shall each be awarded a percentage of the New Revenue Pool (as defined below) for the years in which they are selected as Participants. The total percentages awarded to Participants under the Executive Officer New Revenue Incentive Program and to participants under the Capco new revenue incentive program of the Company for non-executive officers (the “Non-Executive Officer New Revenue Incentive Program”) shall not exceed 100% in the aggregate. It is expected that (a) an aggregate of 40% of each New Revenue Pool under the Executive Officer New Revenue Incentive Program and the Non-Executive Officer New Revenue Incentive Program will be allocated to employees of, or service providers to, the Capco Group, (b) an aggregate of 40% of each New Revenue Pool under the Executive Officer New Revenue Incentive Program and the Non-Executive Officer New Revenue Incentive Program will be allocated to employees of the FIS Group, and (c) the remaining portion of each New Revenue Pool under the Executive Officer New Revenue Incentive Program and the Non-Executive Officer New Revenue Incentive Program will be allocated to FIS Group and/or Capco Group employees and/or service providers who are selected by the New Revenue Incentive Program Committee. Each Participant's percentage shall be determined by the person or body that selected such Participant for inclusion in the Executive Officer New Revenue Incentive Program (the “Selector”), subject to approval of the Committee, and shall be stated in the Participant's Award Agreement. The amount that would otherwise be earned by a Participant based on the Participant's allocated percentage of the New Revenue Pool may be reduced in the discretion of the Selector (or, with respect to any Awards that are intended to meet the Performance-Based Exception, the Committee); provided, however, that no such reduction shall increase the amounts earned by other Participants.

Participants and each Participant's percentage interest in the applicable New Revenue Pool shall be determined on an annual basis. Participation in the Executive Officer New Revenue Incentive Program with respect to one year does not guarantee that the Participant will be selected for participation in future years or, if selected, will receive the same percentage of the future year's New Revenue Pool.

4.	Determination of the New Revenue Pool.

(a)
The Executive Officer New Revenue Incentive Program's performance measures relate to the acquisition by the Company of Grove Holdings 2. Subject to the exercise of discretion by the Selector or the Committee (as applicable) pursuant to Section 3 above, amounts earned by Participants under the Executive Officer New Revenue Incentive Program will be determined by applying their allocated percentages to the total amount accrued, if any, in a notional New Revenue pool under each of the Executive Officer New Revenue Incentive Program and the Non-Executive Officer New Revenue Incentive Program (together, the “New Revenue Pool”) in each of calendar years 2011, 2012, 2013, 2014 and 2015. The amounts accrued in the New Revenue Pool in each such calendar year shall be equal to 4% of includable Revenues (as defined below) recognized by the FIS Group from transactions or deals where the Capco Group played an integral role in the FIS Group being selected for the opportunity that generated the Revenue (e.g., large outsourcing contracts not tied to the FIS Group's intellectual property, sales of the FIS Group's products to the exclusive client base of the Capco Group by Capco Group personnel, or sale of the FIS Group's intellectual property to a client which may (as an institution) have already been a client of FIS, but which generates revenue that would not have been generated but for the FIS/Capco combination); provided, however, that (i) in order for Revenue to be included in the New Revenue Pool accruals, it must derive from transactions or deals that are structured and projected to achieve EBITDA (as defined below) margins of at least 20% (with such EBITDA margins determined prior to payment of any Executive Officer New Revenue Incentive Program or Non-Executive Officer New Revenue Incentive Program payments, but after all commissions or bonuses attributable to such deals), and (ii) the New Revenue Incentive Plan Committee may reduce the amount of Revenue included in the New Revenue Pool accruals if a transaction or deal does not achieve (or is determined to be unlikely to achieve) EBITDA (as defined below) margins of at least 20%, or increase the amount of Revenue included in the New Revenue Pool accruals if a transaction or deal is originally not expected to achieve EBITDA margins of at least 20%, but then later achieves (or is determined to be likely to achieve) EBITDA margins of at least 20%.

(b)
For purposes of the Executive Officer New Revenue Incentive Program, “Revenue” and “EBITDA” shall be determined in accordance with US GAAP and shall be based on the current accounting practice of “revenue follows resource,” with US GAAP to be consistently applied throughout each calendar year of the Executive Officer New Revenue Incentive Program except as a result of any changes in US GAAP. For avoidance of doubt, Revenue included in the calculation of any Contingent Purchase Price Amount (as defined on Annex A to the Master Securities Purchase Agreement, dated as of October 18, 2010, among the Company, C&E Holdings Luxembourg S.à.R.L., Grove Holdings 2, Symphony Technology II-A, L.P. and the Wadhwani 2010 Charitable Remainder Unitrust, and Red Mountain Holding, N.V., Stichting Administratiekantoor Grove Holdings II, Mr. Rob Heyvaert and the other persons that are parties thereto) shall not be recognized when determining the New Revenue Pool accruals. The ultimate decision as to the amount of Revenue included in the notional New Revenue Pool for any year shall be made by the New Revenue Incentive Program Committee.

(c)	The maximum size of the New Revenue Pools in the aggregate for all executive and non-

executive officers in calendar years 2011, 2012, 2013, 2014 and 2015 shall be $125 million.

(d)
The New Revenue Pool will be calculated at the end of each of calendar years 2011, 2012, 2013, 2014 and 2015. Payment of the New Revenue Pool shall be made to Participants as described in Section 5 below after review and certification of results by the New Revenue Incentive Program Committee; provided, however, that certification of results by the Committee shall be required prior to payment with respect to any Awards that are intended to meet the Performance-Based Exception.

5.
Payment of the New Revenue Pool. To the extent earned, payments will be made with respect to each of calendar years 2011, 2012, 2013, 2014 and 2015 no later than 90 days following the end of each such calendar year. If a Participant is not (a) employed by the Company or one of its Subsidiaries or (b) a manager providing services to the Company or one of its Subsidiaries pursuant to a management services agreement, in each case, on the date that payment is made, then the Participant shall forfeit his or her Award. Such forfeiture shall not result in an increase in any other Participant's payment under the New Revenue Pool.

6.
Change in Control. Notwithstanding anything in the Plan to the contrary, Article 17 of the Plan, which relates to a Change in Control, and any successor provision in the Plan relating to a Change in Control, shall not be applicable to the Executive Officer New Revenue Incentive Program. Any future payments through March of 2016 for deals already secured would continue to be paid under normal timetables (i.e., previous deals continue to be recognized and paid pursuant to the terms of the Plan).

7.
Clawback. If (a) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws, and (b) any amounts paid under the Executive Officer New Revenue Incentive Program during the three-year period preceding the date on which the Company was required to prepare the accounting restatement would have been lower had the New Revenue Pool been calculated based on such restated financial results (any such excess of the amount actually paid over the amount that would have been paid based on the restated financial results, the “Overpayment”), then each Participant shall, to the maximum extent permitted by applicable law, be required to reimburse the Company for the Overpayment at such time and pursuant to such terms as the Company may determine in its sole discretion.

8.
Amendment and Termination. Notwithstanding anything in the Plan to the contrary, the Committee may at any time and from time to time, alter, amend, suspend or terminate the Executive Officer New Revenue Incentive Program in whole or in part.